EXHIBIT 10.23

GABRIEL TECHNOLOGIES CORP.

PROMISSORY NOTE

Omaha, NE
$250,000	February 14, 2006

1. Principal and Interest. Subject to the terms and conditions contained herein, Gabriel Technologies Corp., (the “Company”), a Delaware corporation, for value received, hereby promises to pay to the order of Nicholas A. Fegen or holder (“Lender”) in lawful money of the United States at 675 Southfork Drive, Waukee, IA 50263, the principal amount of Two Hundred Fifty Thousand Dollars ($250,000), together with simple interest at a rate equal to nine percent (9.0%) per annum.

In exchange for this Promissory Note, Lender has loaned to the Company Two Hundred Fifty Thousand Dollars ($250,000), comprised of:

(a)	Two Hundred Fifty Thousand Dollar ($250,000) to be wired to Gabriel in immediately available funds upon finalization and signature of this agreement.

The principal of this Note is due and payable on April 14, 2006 (the “Maturity Date”), unless this Note is earlier converted or prepaid in accordance herewith. All interest on this Note is due and payable on the Maturity Date.

2.	Security. This Note is not collateralized but shall be deemed a full recourse Note.

3. Attorneys’ Fees. If the indebtedness represented by this Note or any part thereof is collected in bankruptcy, receivership or other judicial proceedings or if this Note is placed in the hands of attorneys for collection after default, the Company agrees to pay, in addition to the principal and interest payable hereunder, reasonable attorneys’ fees and costs incurred by Lender.

4. Notices. Any notice, other communication or payment required or permitted hereunder shall be in writing and shall be deemed to have been given upon delivery if delivered in accordance with the terms of the Note.

5. Waivers. The Company hereby waives presentment, demand for performance, notice of non-performance, protest, notice of protest and notice of dishonor. No delay on the part of Lender in exercising any right hereunder shall operate as a waiver of such right or any other right. This Note shall be construed in accordance with the laws of the State of Delaware, without regard to the conflicts of laws provisions thereof. Any lawsuit or litigation arising under, out of, in connection with, or in relation to this Agreement, any amendment thereof, or the breach thereof, shall be brought in the courts of Omaha, NE, which courts shall have exclusive jurisdiction over any such lawsuit or litigation.

6. Assignment. This Note is not transferable by the Company, whether by sale, pledge or other disposition, without the prior written consent of Lender which consent may be withheld in Lender’s sole discretion, except that the Company may transfer this Note without such consent in connection with a merger or other similar transaction involving the Company.

7. Law. This Note shall be governed by and interpreted in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, Gabriel Technologies Corp. has caused this Promissory Note to be executed by its officer thereunto duly authorized.

GABRIEL TECHNOLOGIES CORP.

By: /s/ Keith R. Feilmeier
Name: Keith R. Feilmeier
Title: Chief Executive Officer